Exhibit (g)

SPACECORCP

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 26th day of October, 2026, by and between SpaceCorp (the “Fund”) and FutureCorp Asset Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Maryland corporation registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory and investment management services to the Fund; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.       The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.       The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3.       Subject to the supervision of the Fund’s Board of Directors (the “Board”), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision, which shall include serving as the Fund’s valuation designee, to the extent so designated by the Fund’s Board, and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s registration statement or other public disclosures, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Adviser shall determine from time to time what securities and other investments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Fund’s Articles of Amendment and Restatement and Amended and Restated Bylaws, in each case as amended from time to time, the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for investments and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(a)       Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund. The Adviser will act as the Fund’s liaison with administrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Directors of the Board of the Fund (the “Directors”). Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Fund, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

(b)       The Fund hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4.       Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund, the Adviser or the Fund may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all of its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such contracts impose on any investment subadviser bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5.       The Adviser shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the keeping of the Fund’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Fund, to serve in the capacities in which they are elected.

(a)       The Adviser will bear and pay the cost of all of the following expenses (“Adviser Expenses”) in connection with providing investment advisory services pursuant to this Agreement: (i) payroll and other costs of management, administrative and clerical personnel, including, but not limited to, salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense excluding expenses for Insourced Services (as defined below); (ii) insurance premiums and fees (except for fidelity bond premiums and premiums or fees for directors’ and officers’ liability insurance, errors and omissions liability insurance and other insurance protecting the Fund or any indemnified party from liabilities in connection with the affairs of the Fund); (iii) rent, utilities, telephone, office supplies and other office expenses; and (iv) other similar routine administrative expenses.

The Fund will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by the Adviser or its affiliates), including, without limitation, (i) the Fund’s share of all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees) incurred by the Fund, the Adviser or its affiliates in connection with the formation of the Fund (including all or a portion of such amounts in respect of the Fund and the development, formation and operation of investment vehicles established to facilitate investments by the Fund, as well other vehicles through which the Fund makes or holds investments), the incorporation and registration of such entities (in the United States or otherwise), related regulatory filings (such as Form N-CSR, Form N-CEN, Form N-PORT and others), any related taxes, the offering, marketing and distribution of the interests therein (including legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes)), such share being determined as between the Fund and any such other entity on a basis that the Adviser determines in good faith is appropriate (“Organizational Expenses”); (ii) fees and expenses incurred in connection with any offering, sale or repurchase of the Fund’s shares or other securities of the Fund after the Fund’s initial public offering, including any underwriting, dealer manager, placement agent or distributor fees and commissions, marketing expenses, commissions payable under any at-the-market offering program, related registration, listing, legal and audit expenses, and the costs of due diligence performed with respect to any such offering; (iii) legal (including without limitation in respect of corporate formalities, such as corporate secretary services and domiciliation services), accounting, regulatory (including expenses incurred in connection with certain filings and registrations, regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities, and costs of compliance with the Sarbanes-Oxley Act of 2002), compliance (including compliance consultants), administrator, consulting (including expert network and media consultants), valuation (including valuation consultants engaged by the Adviser), the calculation of the Fund’s net asset value, including the cost of any third-party pricing or valuation services, custodial, depositary, auditing, costs associated with any regulatory audit, investigation, settlement or review of any entity of the Fund, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party trustee, administrator and stockholder servicing, banking, database subscriptions (including, without limitation, subscriptions used for the purposes of researching, monitoring, valuing, or obtaining market data in respect of potential or existing portfolio investments), software licensing, portfolio accounting, books and records, general ledger, portfolio compliance, risk management and reporting systems, data management and recovery services, custom software development, web hosting, digital platform, data aggregation, marketing, translation, reporting and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of the Adviser’s and its affiliates’ general compliance with law not related to the Fund; (iv) out-of-pocket costs of developing, sourcing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, clearing, paying transfer taxes and premiums in respect of, enforcing the Fund’s rights in respect of, monitoring, holding and disposing of potential investments, whether consummated or unconsummated and including expenses related to meetings or conferences hosted or attended by the Adviser, its affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, break-up fees, and of making, monitoring, holding or selling investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing investments, including the environmental, social and governance risks related thereto), including expenses related to the organization or maintenance of any entity (including intermediate entities) used to acquire, hold or dispose of any investment or otherwise facilitate the Fund’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (“Travel Expenses”), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses; (v) expenses associated with the preparation of the Fund’s financial statements and tax returns, the representation of the Fund or the stockholders in tax matters and preparation of tax forms and the Fund’s information reporting regime compliance, and the preparation of tax reports for stockholders; (vi) out-of-pocket costs and expenses, including without limitation, Travel Expenses of meetings with potential investors and/or stockholders, stockholders and reporting to the stockholders, including expenses incurred in connection with the Fund’s stockholder meetings (including Travel Expenses of the representatives of stockholders, employees of the Adviser or its affiliates, speakers and vendors), and annual software licensing fees and other fees related to investor reporting as well as publication costs (including without limitation on a website or database, for regulatory, commercial or other purposes); (vii) except as otherwise provided herein, any taxes, fees or other governmental charges levied against the Fund or its income or assets or in connection with its business or operations (including pursuant to any separate tax sharing agreement or similar agreement with any party); (viii) costs and expenses of the Board, including fees and expenses of the Independent Directors1 and of any legal counsel or other advisers retained by, or at the discretion or for the benefit of, the Independent Directors, including the operation of the board of any intermediary/holding vehicle, Travel Expenses for members of the Board and employees of the Adviser or its affiliates incurred in connection with meetings of the Board, meetings with stockholders or meetings related to the Fund; (ix) the Management Fee (as defined below); (x) all fees, costs and expenses charged by, or borne in connection with, any Private Vehicle2 or other pooled investment vehicle in which the Fund invests directly or indirectly, including any venture capital fund, special purpose vehicle or co-investment vehicle, including, without limitation, management fees, advisory fees, administrative fees, incentive fees, performance fees or allocations, carried interest and other performance-based compensation (whether calculated on realized or unrealized capital gains, income or otherwise), upfront or one-time sales charges, placement, subscription, transfer and secondary purchase fees, and organizational, offering and operating expenses of any such vehicle, in each case to the extent borne by or allocated to the Fund as an investor in such vehicle or reflected in the value of the Fund’s investment therein; (xi) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including without limitation in respect of any credit facility, letters of credit, margin financing, reverse repurchase agreements, derivatives and swaps, guarantees of indebtedness, or hedging activities of the Fund (whether or not such facility or hedging arrangement is implemented); (xii) fidelity bond premiums and premiums or fees for directors’ and officers’ liability insurance, errors and omissions liability insurance and other insurance protecting the Fund or any indemnified party from liabilities in connection with the affairs of the Fund; (xiii) amounts charged to the Fund for certain non-advisory, reporting, oversight, legal, compliance, tax, valuation, accounting, information technology and security, clerical and general administrative services provided by employees of the Adviser or its affiliates, including by persons who are officers of the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (“Insourced Services”); (xiv) interest costs related to borrowing, any related facility fees, commitment expenses and any other costs related to the borrowing; (xv) all expenses relating to dividends and other distributions to stockholders, including in connection with any dividend reinvestment plan, and all expenses relating to any repurchase or tender offer for the Fund’s shares; (xvi) costs of investor relations, costs of preparing, printing and mailing proxy statements, reports and other notices to stockholders, fees and expenses of any proxy solicitor engaged in connection with a meeting of stockholders and expenses of voting proxies in respect of the Fund’s portfolio securities; (xvii) costs of research, data and analysis relating to the Fund’s investment strategy and target sectors, including costs of generating market and industry commentary related thereto, to the extent attributable to the Fund, as determined in good faith by the Adviser; (xviii) costs of membership in, and participation in conferences and events of, industry organizations and networks relevant to the Fund’s investments to the extent attributable to the Fund, as determined in good faith by the Adviser; (xix) costs of producing educational materials regarding the Fund, its asset class and target sectors, to the extent attributable to the Fund, as determined in good faith by the Adviser; (xx) all other costs and expenses of the Fund, the Adviser or its affiliates in connection with the Fund’s organization and/or operations other than Adviser Expenses, such as costs of litigation or other matters that are the subject of indemnification and costs of winding-up and liquidating the Fund; (xxi) any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings (including any claim, arbitration, mediation or government investigation) to which the Fund is a party and any indemnification expenses as provided for in the Fund’s governing documents; (xxii) fees and expenses incident to qualifying and listing of the Fund’s shares on any exchange; (xxiii) the compensation of the Fund’s Chief Compliance Officer and the salary of any compliance personnel of the Adviser and its affiliates who provide compliance-related services to the Fund, provided such salary expenses are properly allocated between the Fund and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act; (xxiv) the compensation of the Fund’s Chief Financial Officer and the salary of any financial reporting personnel of the Adviser and its affiliates who provide financial reporting-related services to the Fund, provided such salary expenses are properly allocated between the Fund and other affiliates, as applicable; and (xxv) where appropriate and relevant, all ongoing costs and expenses, as detailed under (ii) to (xxiv) above, as incurred in connection with, or by, any other vehicles through which the Fund makes or holds investments, as well as the respective general partners or equivalent (if not a partnership) of such entities.

1	Defined as directors whom are not “interested persons” (as defined in the 1940 Act) of the Fund.
2	Defined as special purpose vehicles, venture funds and private equity funds, limited liability companies, limited partnerships, pooled investment vehicles, including venture capital funds, that would be investment companies but for Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, and other vehicles.

The Adviser and its affiliates will be entitled to reimbursement by the Fund of the Adviser’s and its affiliates’ cost of providing the Fund with Insourced Services. For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide Insourced Services to the Fund at the request of the Fund, the Fund may reimburse the Adviser and its affiliates for their costs in providing such Insourced Services to the Fund. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties. To the extent that the Adviser or its affiliates (i) pays or otherwise bears the costs of any Fund expenses or (ii) advances amounts to the Fund on a temporary basis, the Fund shall reimburse the Adviser or such affiliate for the same.

6.       No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while at the same time serving as a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7.       Effective upon the initial public offering of the Fund, the Fund will pay the Adviser a management fee (the “Management Fee”), consisting of a Base Management Fee, an Incentive Fee on Income and, to the extent permitted by applicable law, an Incentive Fee on Capital Gains, as indicated on Schedule A.

(a)       For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the registration statement or other public disclosures, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the value of Fund assets were determined.

(b)       The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any sub-adviser of the Fund). To the extent permitted by applicable law or exemptive relief, if the Adviser elects to receive any payments due hereunder in the form of shares, the value ascribed to those shares for purposes of satisfying accrued fees will be the higher of (i) the net asset value per share or (ii) the trading price per share as of the accrual date.

8.       The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Adviser against any liability to the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

9.       Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in accordance with the Adviser’s allocation policy. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

10.       On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates (“FAM-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other FAM-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that is fair and equitable over time, in accordance with its allocation policy and taking into account all relevant facts and circumstances as determined by the Adviser in its discretion. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

11.       For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s registration statement or other public disclosures and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12.       This Agreement will become effective as of the date of this Agreement, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).

13.       This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 60 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

14.       The Adviser agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction. The undersigned officer of the Fund has executed this Agreement not individually, but as an officer under the Fund’s Amended and Restated Bylaws and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually.

15.       The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Fund for use of its name, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name in connection with the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the names, derivatives, logos, trademarks, or service marks or trade names of the Adviser and its affiliates, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

16.       Directors, agents and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Directors, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the SEC.

17.       In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or federal securities law which cannot be waived or modified hereby.

(a)       The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any partners, directors, officers or employees of the Adviser and their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(b)       The Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of the Adviser’s services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

18.       The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

19.       No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

20.       This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.       This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

22.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

23.       Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

SPACECORP

By:	/s/ Joshua Marks
	Name:	Joshua Marks
	Title:	President and Principal Executive Officer

FUTURECORP ASSET MANAGEMENT LLC

By:	/s/ Joshua Marks
	Name:	Joshua Marks
	Title:	Co-Manager

Schedule A

SpaceCorp: Management Fee

In consideration of the investment advisory and other services provided by the Adviser, the Fund pays the Adviser a Management Fee consisting of three components: a base management fee (the “Base Management Fee”), an incentive fee on income (the “Incentive Fee on Income”) and, to the extent permitted by applicable law, an incentive fee on capital gains (the “Incentive Fee on Capital Gains”).

Base Management Fee

The Base Management Fee is calculated and payable monthly at an annual rate of 2.50% of the Fund’s gross assets (including assets purchased with borrowed amounts) determined monthly as of the end of each month (before the accrual of the base management fee for that month), effective upon the closing of the initial public offering of the Fund.

Incentive Fee on Income

The Incentive Fee on Income is based on Pre-Incentive Fee Net Investment Income (as defined below) and is subject to a hurdle rate, expressed as a rate of return on the Fund’s average net assets invested in debt investments, which are investments that take the legal form of debt and that require the payment of or that accrue interest in cash or in kind as a term of the investment including, without limitation, any such investments held in a wholly-owned subsidiary of the Fund, but excluding debt securities issued by the U.S. Department of the Treasury (the “Debt Portfolio”), equal to 1.75% per quarter (or an annualized hurdle rate of 7%), subject to a “catch-up” feature. “Pre-Incentive Fee Net Investment Income” means, as the context requires, either the dollar value of, or percentage rate of return on, the value of the Fund’s net assets comprising the Debt Portfolio, calculated in accordance with GAAP at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives) accrued with respect to the Debt Portfolio during the calendar quarter, minus the Fund’s operating expenses with respect to the Debt Portfolio accrued for the quarter (including the Base Management Fee, expenses payable under the Investment Advisory Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee on Income and any Incentive Fee on Capital Gains). In calculating the value of the Fund’s net assets with respect to the Debt Portfolio, the Fund’s liabilities and expenses shall be allocated pro rata based on the respective fair values of the investments that are part of the Debt Portfolio and Fund’s investments that are not part of the Debt Portfolio. Any expense solely related to an investment that is part of the Debt Portfolio will be allocated solely to the Debt Portfolio.

The Fund will pay the Adviser the Incentive Fee on Income quarterly in arrears with respect to our Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

•	No incentive fee based on Pre-Incentive Fee Net Investment Income in any calendar quarter in which our Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s average net assets invested in the Debt Portfolio in respect of the relevant calendar quarter, do not exceed the hurdle rate of 1.75% per quarter (7% annualized);

•	100% of the dollar amount of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s average net assets invested in the Debt Portfolio in respect of the relevant calendar quarter, if any, that exceeds the hurdle rate but is less than a rate of return of 2.0588% (8.24% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than 2.0588% (8.24% annualized)) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 15% of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeds 2.0588% (8.24% annualized) of the average net assets invested in the Debt Portfolio in any calendar quarter; and

•	15% of the dollar amount of our Pre-Incentive Fee Net Investment Income, expressed as a percentage of the Fund’s average net assets invested in the Debt Portfolio in respect of the relevant calendar quarter, if any, that exceed a rate of return of 2.0588% (8.24% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 15% of all Pre-Incentive Fee Net Investment Income thereafter is payable to the Adviser.

Incentive Fee on Capital Gains

To the extent permitted under applicable law, the Adviser will be paid annually an incentive fee on capital gains and unrealized capital appreciation (the “Incentive Fee on Capital Gains”), calculated on a cumulative basis from inception through the end of each calendar year. The Incentive Fee on Capital Gains for each calendar year shall equal:

•	(i) 20% of the sum, for each investment made by the Fund since inception (whether or not held by the Fund as of the end of such calendar year), of the amount (if any) by which (x) the amount for which such investment has been realized, or (y) if such investment has not been realized, the fair value of such investment as of the end of such calendar year, in each case, exceeds 200% of the Fund's cost of such investment, minus

•	(ii) the excess, if any, of (x) the amount calculated pursuant to clause (i) over (y) 20% of the amount, if any, by which (A) the Fund's cumulative realized capital gains since inception and unrealized capital appreciation exceed (B) its cumulative realized capital losses since inception and unrealized capital depreciation, each measured as of the end of such calendar year (which amount will be zero if (B) equals or exceeds (A)), minus

•	(iii) the aggregate amount of all Incentive Fees on Capital Gains previously paid;

Provided, that the Incentive Fee on Capital Gains for any calendar year will not be less than zero, and no Incentive Fee on Capital Gains previously paid will be subject to repayment. In the case of an investment that has been realized in part, the realized and unrealized portions will be treated as separate investments for purposes of clause (i), with the Fund's cost allocated between them on a proportionate basis. Prior to it being legally permitted to pay the Incentive Fee on Capital Gains, the Fund will calculate the Incentive Fee on Capital Gains and treat it as a contingent deferred fee that will become payable if ever allowable under applicable law, but will not count any such contingent deferred fee as a liability for NAV calculation purposes until such fee becomes payable.

Subject to the receipt of exemptive relief from the SEC, the Incentive Fee on Capital Gains may be paid in Shares, valued at the greater of (i) the NAV per Share as of the end of such calendar year and (ii) the market price of the Shares at closing on the last business day of the calendar year, in either case with any fractional Share paid in cash. Until such exemptive relief is obtained, the Incentive Fee on Capital Gains will be paid in cash.